EXHIBIT 23.2

CONSENT OF PETROLEUM ENGINEERS

We consent to incorporation by reference in (a) Registration Statement No. 333-192002 on Form S-8 of PEDEVCO Corp. (the “Company”), (b) Registration Statement No. 333-191869 on Form S-3 of the Company, (c) Registration Statement No. 333-201098 on Form S-8 of the Company, and (d) Registration Statement No. 333-201099 on Form S-3 of the Company, of our report dated April 10, 2015 relating to the proved oil and natural gas reserve estimates and future net revenue of certain assets acquired by the Company from Golden Globe Energy (US), LLC as of December 31, 2012, December 31, 2013 and December 31, 2014, as described in the Current Report on Form 8-K/A dated April 30 , 2015.

South Texas Reservoir Alliance LLC
State of Texas Registration No. F-13460

By: /s/ Michael Rozenfeld
Name: Michael Rozenfeld
Title: Manager, South Texas
Reservoir Alliance LLC

South Texas Reservoir Alliance LLC
1416 Campbell Rd., Bldg. B, Ste. 204
Houston, TX 77055

April 30 , 2015